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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


         Zentropic Computing, LLC, a Virginia limited liability company

         Zentropic Computing, Ltd., a United Kingdom corporation

         United System Engineers, Inc., a Japanese corporation

         Fireplug Computers Inc., a Vancouver, B.C. corporation

         INUP S.A., a societe anonyme French corporation

         Moreton Bay Ventures Pty Ltd, an Australian corporation

         RT-Control, Inc., a Toronto, Ontario corporation

         Dry Canyon Devices, Inc., a Delaware corporation

         Lineo International FSC, Inc., a Virgin Islands corporation

         Caldera (UK), Ltd., a United Kingdom corporation